SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 27, 2006

Davi Skin, Inc.

(Exact name of registrant as specified in its charter)

Nevada	001-14297	86-0907471
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

301 North Canon Drive, Suite 207, Beverly Hills, California	90210
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 205-9907

___________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - Registrant’s Business and Operations

Item 1.01 Entry Into a Materially Definitive Agreement

On March 27, 2006, we entered into a Stock Purchase Agreement with Artist House Holdings, Inc. (“Artist House”). Under the Stock Purchase Agreement, Artist House agreed to purchase 283,333 of our “Securities Units,” consisting of 566,667 shares of our common stock and a warrant to purchase an additional 283,333 shares of our common stock at $4.50 per share exercisable in 24 months, in exchange for $1,700,000 in cash; an effective price of $3.00 per share. As further described in the Stock Purchase Agreement, these funds must be held in a separate interest bearing account requiring either the signature of our Board Chairman and the CEO of Artist House, Mr. Kusube, or the unanimous approval of our Board of Directors for use.

In addition, we are bound by certain other conditions under the agreement. Within 30 days (unless otherwise indicated):

(1)	Director Josh Levine will vacate his office and the office will be sublet.
(2)
President Joseph Spellman will agree to modify his stock option agreement so that any voluntary resignation within the first two years of service by Mr. Spellman will immediately terminate his right to exercise the options.

(3)	Within the next 3 months, we must hire a new experienced person, knowledgeable in the operations of a small cosmetic company.
(4)	Within the next 2 months, we must hire a new Chief Financial Officer (CFO).
(5)	We must expand our Board of Directors to seven individuals and have appointed the following new board members: Tim Mondavi, Taro Yamakawa, Takashi Kusube, and Yuzuru Kawabata.
(6)
We must implement the following policies and rules: (a) no officers will receive raises within the next 12 months and thereafter no officers will receive raises without board approval; (b) board meetings will be held via telephone conference for those board members not living near our office, except for one in person meeting which will be held annually; (c) all of our books and records will be open for inspection at all times by all board members; (d) all of our business expenses must be reasonable and for legitimate purposes and require prior approval. Prior to payment, there must be submission of receipts, an explanation of expenses and proof of payment.

(7)	We must hold a shareholder meeting within 4 months of receipt of funds, with appropriate notice as required by law.
(8)	We must discontinue and close our credit card and not reopen one without unanimous board approval.
(9)
We must file a registration statement for the 566,667 shares of common stock within 45 days. Any failure to file this registration statement within the time frame described will cause us to incur a late fee of 1,000 shares per day to be issued to Artist House.

(10)	Artist House will be made our licensing agent in Japan;
(11)
Any future fundraising that we conduct must be on terms equal or higher than the terms we provided to Artist House. In the event that shares are sold at a lower cost within a one year period, then Artist House will be entitled to receive additional shares equivalent to what would have been received at the new lower price terms.

(12)	We must obtain insurance for all members of our board of directors.
(13)
Shareholders Carlo Mondavi and Josh LeVine will agree to vote for the board of directors listed in paragraph (5) above and will further agree, for the next 2 years, to vote against a change in the constitution of the board without the agreement of one of the following board members: Taro Yamakawa, Takashi Kusube, or Yuzuru Kawabata. Shareholders Carlo Mondavi and Josh LeVine will enter into a formal shareholder agreement evidencing the same within the next 45 days.

The text of the Stock Purchase Agreement is set forth in Exhibit 10.1 to this Current Report on Form 8-K.

SECTION 3 - Securities and Trading Markets

Item 3.02 Unregistered Sales of Equity Securities

Pursuant to the provisions of our Stock Purchase Agreement with Artist House, as described above in Item 1.01 and incorporated herein by reference, we issued 283,333 of our “Securities Units,” consisting of 566,667 shares of our common stock and a warrant to purchase an additional 283,333 shares of our common stock at $4.50 per share exercisable in 24 months, in exchange for $1,700,000 in cash.

These shares were issued pursuant to Section 4(2) of the Securities Act of 1933, as amended. Artist House represented its intention to acquire the securities for investment only and not with a view toward distribution. Artist House was given adequate information about us to make an informed investment decision. We did not engage in any general solicitation or advertising. We requested that our stock transfer agent affix the appropriate restrictive legend to the stock certificate issued to Artist House.

None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. Under the Stock Purchase Agreement, we are obligated to file a registration statement for the 566,667 shares of common stock issued to Artist House within 45 days of receipt of $1,700,000. Any failure to file this registration statement within the time frame described will cause us to incur a late fee of 1,000 shares per day to be issued to Artist House.

SECTION 9 - Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

Exhibit Number  Description

10.1	Stock Purchase Agreement, dated March 27, 2006

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Davi Skin, Inc.

/s/ Joseph Spellman
Joseph Spellman
Chief Executive Officer & Director

Date: April 20, 2006